Exhibit 2.1

110413000666

RESTATED CERTIFICATE OF INCORPORATION

OF

GREENE CONCEPTS, INCORPORATED

Under Section 807 of the Business Corporation Law

The undersigned, Leonard M. Greene, being the Chief Executive Officer of Greene Concepts, Incorporated, does hereby certify:

(1)          The name of the corporation is Greene Concepts, Incorporated (the “Corporation”).

If the name of the corporation has been changed, the name under it was formed is: Tech-Ohm Resistor Corporation.

(2)          The date of filing of the original Certificate of Incorporation of the Corporation with the Department of State is: August 18, 1952.

(3)          The Certificate of Incorporation of the Corporation is hereby amended to effect the following amendments authorized by the Business Corporation Law of the State of New York:

To amend Paragraph “FOURTH” to effect a change in the aggregate number of shares the Corporation has the authority to issue. The Corporation is currently authorized to issue 5,000,000,000 shares of common stock, par value $0.001, and no shares of preferred stock. By this amendment the number of shares the Corporation is authorized to issued will be increased to 10,020,000,000 shares, with 10,000,000,000 shares, par value $0.001, designated as common stock and 20,000,000 shares, par value $0.001, designated as preferred stock, with Board of Directors of the Corporation being vested with the authority to create classes of preferred stock, as they deem in the best interests of the Corporation and to determine the rights, preferences and limitations of any series of preferred stock. The preferred shares are being added because currently the Corporation only has common stock authorized.

To amend Paragraph “FIFTH’’ to change the Corporation’s address for service of process.

(4)           The text of the Certificate of Incorporation of the Corporation is hereby restated as amended to read in full as herein set forth:

FIRST:           The name of the corporation is. Greene Concepts, Incorporated (the “Corporation”).

SECOND:      This Corporation is formed to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body.

THIRD:          The county within this state in which the office of the Corporation is to be located is the County of Queens, State of New York.

FOURTH:      The total number of shares which the Corporation shall have the authority to issue is Ten Billion Twenty Million (10,020,000,000) shares, par value $0.001. This Corporation is authorized to issue two classes of shares of stock. to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is Ten Billion (10,000,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Twenty Million (20,000,000) shares, par value $0.001. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations preferences, and relative, participating. optional, or other rights and such qualifications limitations, or restrictions thereof; as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares(a “Preferred Stock Designation”) and as may be permitted by the New York’s Business Corporation Law. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH:           The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process accepted on behalf of the Corporation is Registered Agent Solutions,99 Washington Avenue, Suite 1008,Albany, New York, 12260.

SIXTH:           No shareholder of the Corporation shall, by reason of his shareholdings, have any preemptive right to purchase, subscribe to, or have first offered to him any shares of any class of the Corporation, presently or subsequently authorized, or any notes, debentures, bonds, or other securities of the Corporation convertible into, or carrying options or warrants to purchase share of any class, presently or subsequently authorized (whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder), other than such rights, if any, as the Board of Directors, in its discretion, from time to time may grant, and at such prices as the Board of Directors in its discretion may fix, and the Board of Directors may issue shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into, or carrying options or warrants to purchase shares of any class without offering any such shares of any class, either in whole or in part, to the existing shareholders of any class.

SEVENTH:    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, proceeding or suit (including one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation, or is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Corporation, against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees. actually incurred as a result of or in connection with any such action, proceeding or suit, or any appeal therefrom, if such director or officer acted in good faith for a purpose which he reasonably believed to be in or not opposed to the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful; provided, however. that no indemnification shall be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

EIGHTH:        Directors of the Corporation shall not be personally liable to the Corporation or its shareholders for any breach of duty in such capacity; provided, however, that this provision shall not operate so as to eliminate or limit (i) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law, or (ii) the liability of any director for any act or omission prior to the date on which this Paragraph EIGHTH became effective.

(5)       This restatement of the Corporation’s Certificate of Incorporation was authorized by the Corporation’s Board of Directors and by written consent of a majority of all outstanding shares of the Corporation’s capital stock entitled to vote thereon, by written consent in lieu of a meeting of shareholders.

IN WITNESS WHEREOF, I have signed this Certificate as of the 12th day of April, 2011, and I affirm the statements contained herein as true under penalties of perjury.

Leonard M. Greene
Chief Executive Officer